                                                                  EXHIBIT 12.2

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                        CORN PRODUCTS INTERNATIONAL, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                      FOR THE YEARS ENDED DECEMBER 31
                                        ------------------------------------------------------------
($ MILLIONS)                            1999       1998      1997        1996       1995        1994
                                        ----       ----      ----        ----       ----        ----
*Income before extraordinary
charges, income taxes and minority
equity:                              $ 127.0    $  71.0   $  20.0*    $  37.0    $ 186.0*    $ 188.0*
Fixed charges                           47.3       24.0      34.4        38.0       34.7        26.6
Capitalized interest                    (6.3)      (3.7)     (3.3)       (8.1)      (2.9)       (2.0)
                                     -------    -------   -------     -------    -------     -------
                                     $ 168.0    $  91.3   $  51.1     $  66.9    $ 217.8     $ 212.7
                                     =======    =======   =======     =======    =======     =======

RATIO OF EARNINGS TO FIXED CHARGES
                                        3.55       3.81      1.49        1.76       6.27        7.98
                                     =======    =======   =======     =======    =======     =======


FIXED CHARGES:
Interest expense on debt             $  45.8    $  22.5   $  32.9     $  37.0    $  34.0     $  26.0
Amortization of discount on debt        --         --        --          --         --          --
Interest portion of rental expense
      on operating leases                1.5        1.5       1.5         1.0        0.7         0.6
                                     -------    -------   -------     -------    -------     -------
Total                                $  37.3    $  24.0   $  34.4     $  38.0    $  34.7     $  26.6
                                     =======    =======   =======     =======    =======     =======



Income before income taxes and
minority equity                      $ 127.0    $  71.0   ($ 89.0)    $  37.0    $ 223.0     $ 169.0
Restructuring charges                    0.0        0.0     109.0         0.0      (37.0)       19.0
                                     -------    -------   -------     -------    -------     -------
Adj. Income                          $ 127.0    $  71.0   $  20.0     $  37.0    $ 186.0     $ 188.0
                                     =======    =======   =======     =======    =======     =======


* - Income before extraordinary charges, income taxes and minority equity does not include restructuring and spin-off costs